CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Kandi Technologies, Corp.

We consent to the incorporation by reference in the foregoing Post-Effective Amendment No. 1 to Form S-3 Registration Statement (No. 333-165055) of our report dated March 6, 2009, relating to the consolidated financial statements of Kandi Technologies, Corp. and Subsidiaries as of and for the year ended December 31, 2008, which appears in the Kandi Technologies, Corp. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 31, 2010.  We also consent to the reference to our firm under the caption “Experts”.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
February 24, 2011